Exhibit 12.1



     Statement Regarding Computation of Ratios of Earnings to Fixed Charges

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Statement Regarding Computation of Ratios of Earnings to Fixed Charges


                                                                    2002          2001       2000          1999          1998
                                                                 --------------------------------------------------------------

Fixed charges:

Interest expensed                                                $  11,017     $ 12,370     $ 15,877     $ 13,686     $  9,532

Interest capitalized                                                   931          372          439        1,299          857

Amortization of capitalized fees related to indebtedness               773          578          649          532          495

Distributions to preferred Operating Partnership unitholders           199          199          199           23            -
                                                                 --------------------------------------------------------------
            Total fixed charges                                  $  12,920     $ 13,519     $ 17,164     $ 15,540     $ 10,884
                                                                 ==============================================================


Earnings:

Continuing operations before minority interest and income
   from equity investees                                         $  12,986     $  6,473     $  6,346     $  5,939     $ (7,488)

Add:

Total fixed charges above                                           12,920       13,519       17,164       15,540       10,884

Distributions of income from equity investees                        1,049        1,252        1,324          637            -

Subtract:

Capitalized interest                                                  (931)        (372)        (439)      (1,299)        (857)

Distributions to preferred Operating Partnership unitholders          (199)        (199)        (199)         (23)           -

                                                                 --------------------------------------------------------------
               Total earnings                                    $  25,825     $ 20,673     $ 24,196     $ 20,794     $  2,539
                                                                 ==============================================================


     Ratio of Earnings to Fixed Charges                               2.00         1.53         1.41         1.34         0.23
                                                                 ==============================================================
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